SUB-ITEM 77Q1(A)(I): AMENDMENT TO DECLARATION OF TRUST


Federated Core Trust
Amendment No. 4
to the Declaration of Trust
dated August 21, 1996

This Declaration of Trust is amended as follows:

	Strike Section 5 of Article III and replace it with the following:

	Section 5.  Establishment and Designation of Series.
Without limiting the authority of the


Trustees set forth in Article XIII, Section 7, inter alia, to establish and designate any additional Series or to modify the rights and preferences of any existing Series, the Series shall be, and are established and designated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

	The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 19th day of August, 2005.

WITNESS the due execution hereof this 19th day of August, 2005


/s/ John F. Donahue		/s/ Peter E. Madden
John F. Donahue		Peter E. Madden
/s/ Thomas G. Bigley		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.
/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.
/s/ Nicholas P. Constantakis		/s/ Marjorie P. Smuts
Nicholas P. Constantakis		Marjorie P. Smuts
/s/ John F. Cunningham		/s/ John S. Walsh
John F. Cunningham		John S. Walsh
/s/ Lawrence D. Ellis, M.D.
Lawrence D. Ellis, M.D.